Citigroup Global Markets Holdings Inc.	March 15, 2023 Medium-Term Senior Notes, Series N Pricing Supplement No. 2023-USNCH16433 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

Buffered Digital Notes Based on Shares of the Financial Select Sector SPDR® Fund Due April 1, 2024

Overview

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the performance of the shares of the Financial Select Sector SPDR® Fund (the “underlying shares”) from the initial share price to the final share price.

▪	The securities offer a fixed return at maturity so long as the final share price is greater than or equal to the final buffer price as described below. In exchange for this feature, investors in the securities must be willing to forgo (i) any appreciation of the underlying shares beyond the fixed return amount, (ii) any dividends that may be paid on the underlying shares and (iii) interest on the securities. In addition, investors in the securities must be willing to accept leveraged downside exposure to the underlying shares if the final share price is less than the final buffer price. If the final share price is less than the final buffer price, you will not be repaid the stated principal amount of your securities at maturity and, instead, will receive underlying shares of the underlying (or, in our sole discretion, cash based on the value thereof) that will be worth less than your initial investment and possibly worth nothing. You may lose your entire investment in the securities.

▪	In order to obtain the modified exposure to the underlying shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Shares of the Financial Select Sector SPDR® Fund (NYSE Arca symbol: “XLF”) (the “underlying share issuer” or “ETF”)
Aggregate stated principal amount:	$5,010,000
Stated principal amount:	$1,000 per security
Strike date:	March 14, 2023
Pricing date:	March 15, 2023
Issue date:	March 20, 2023
Final valuation dates:	March 20, 2024, March 21, 2024, March 22, 2024, March 25, 2024 and March 26, 2024, each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	April 1, 2024, subject to postponement as described under “Additional Information” below
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity, you will receive the following amount:

▪  If the final share price is greater than or equal to the final buffer price: $1,000 + the fixed return amount

▪  If the final share price is less than the final buffer price:

a fixed number of underlying shares of the underlying equal to the equity ratio (or, if we elect, the cash value of those shares based on the final share price)

If the final share price is less than the final buffer price, you will receive underlying shares (or, in our sole discretion, cash) that will be worth less than the stated principal amount of your securities, and possibly nothing, at maturity. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, or all, of your investment.

Initial share price:	$32.27, the closing price of the underlying shares on the strike date
Final share price:	The arithmetic average of the closing price of the underlying shares on each of the final valuation dates
Equity ratio:	37.33572, the stated principal amount divided by the final buffer price
Share return:	(i) The final share price minus the initial share price, divided by (ii) the initial share price
Fixed return amount:	$100.00 per security (10.00% of the stated principal amount). You will receive the fixed return amount only if the final share price is greater than or equal to the final buffer price.
Final buffer price:	$26.784, 83.00% of the initial share price
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17331AED9 / US17331AED90
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$10.00	$990.00
Total:	$5,010,000.00	$50,100.00	$4,959,900.00

(1) On the date of this pricing supplement, the estimated value of the securities is $975.70 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $990.00 per security.

(3) CGMI will receive an underwriting fee of $10.00 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $10.00 for each security they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-09 dated May 11, 2021           Underlying Supplement No. 10 dated May 11, 2021

Prospectus Supplement and Prospectus each dated May 11, 2021

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on Shares of the Financial Select Sector SPDR® Fund Due April 1, 2024

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF— Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions”, “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF —Dilution and Reorganization Adjustments” and “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF —Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement (except as set forth in the next three paragraphs). The accompanying underlying supplement contains important disclosures regarding the underlying shares that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of a Final Valuation Date; Postponement of the Maturity Date. If any scheduled final valuation date is not a scheduled trading day, that final valuation date will be postponed to the next succeeding scheduled trading day. In addition, if a market disruption event occurs on any scheduled final valuation date, the calculation agent may, but is not required to, postpone that final valuation date to the next succeeding scheduled trading day on which a market disruption event does not occur. If any final valuation date is postponed so that it coincides with a subsequent scheduled final valuation date, each such subsequent final valuation date will be postponed to the next succeeding scheduled trading day (subject to further postponement as provided above if a market disruption event occurs on such succeeding scheduled trading day). However, in no event will any scheduled final valuation date be postponed more than five scheduled trading days after that originally scheduled final valuation date as a result of a market disruption event occurring on that scheduled final valuation date or on an earlier scheduled final valuation date (in each case, as any such scheduled final valuation date may be postponed). If the last final valuation date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the last final valuation date as postponed. The provisions in this paragraph supersede the related provisions in the accompanying product supplement to the extent the provisions in this paragraph are inconsistent with those provisions. The terms “scheduled trading day” and “market disruption event” are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price and the final buffer price are each a “Relevant Value” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price and the final buffer price are each subject to adjustment upon the occurrence of any of the events described in that section.

Underlying Prospectus. In addition to this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus, you should read the prospectus for the underlying on file at the SEC website, which can be accessed via the hyperlink below. The contents of that prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof.

Prospectus for Financial Select Sector SPDR® Fund dated January 31, 2023:

https://www.sec.gov/ix?doc=/Archives/edgar/data/1064641/000119312523016290/d435817d485bpos.htm

March 2023	PS-2

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on Shares of the Financial Select Sector SPDR® Fund Due April 1, 2024

Hypothetical Examples

The diagram below illustrates the value of what you would receive at maturity for a range of hypothetical share returns. For purposes of the diagram, the value of any underlying shares you receive at maturity is based on the final share price, which is the arithmetic average of the closing price of the underlying shares on each of the final valuation dates. On the maturity date, the value of any underlying shares you receive may differ from the final share price.

Investors in the securities will not receive any dividends on the underlying shares. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors— You will not receive dividends or have any other rights with respect to the underlying unless and until you receive underlying shares of the underlying at maturity” below.

Buffered Digital Notes Payment at Maturity Diagram

■ The Securities	■ The Underlying Shares

March 2023	PS-3

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on Shares of the Financial Select Sector SPDR® Fund Due April 1, 2024

The table and examples below illustrate various hypothetical payments at maturity assuming the various hypothetical final share prices indicated below. The examples below are based on a hypothetical initial share price of $100.00, a hypothetical final buffer price of $83.00 (83.00% of the hypothetical initial share price) and a hypothetical equity ratio of 12.04819 (the stated principal amount divided by the hypothetical final buffer price), and do not reflect the actual initial share price, final share price or equity ratio. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that what you actually receive at maturity on the securities will be calculated based on the actual initial share price, final share price and equity ratio, and not the hypothetical values indicated below. It is impossible to predict whether you will realize a gain or loss on your investment in the securities. Figures in the table and examples below have been rounded for ease of analysis. The table and examples below are intended to illustrate how your payment at maturity will depend on whether the final share price is greater than or less than the initial share price and by how much.

Hypothetical Final Share Price	Hypothetical Share Return	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(1)
$200.00	100.00%	$1,100.00	10.00%
$190.00	90.00%	$1,100.00	10.00%
$180.00	80.00%	$1,100.00	10.00%
$170.00	70.00%	$1,100.00	10.00%
$160.00	60.00%	$1,100.00	10.00%
$150.00	50.00%	$1,100.00	10.00%
$140.00	40.00%	$1,100.00	10.00%
$130.00	30.00%	$1,100.00	10.00%
$120.00	20.00%	$1,100.00	10.00%
$110.00	10.00%	$1,100.00	10.00%
$105.00	5.00%	$1,100.00	10.00%
$101.00	1.00%	$1,100.00	10.00%
$100.00	0.00%	$1,100.00	10.00%
$95.00	-5.00%	$1,100.00	10.00%
$90.00	-10.00%	$1,100.00	10.00%
$83.00	-17.00%	$1,100.00	10.00%
$82.99	-17.01%	$999.88	-0.01%
$80.00	-20.00%	$963.86	-3.61%
$70.00	-30.00%	$843.37	-15.66%
$60.00	-40.00%	$722.89	-27.71%
$50.00	-50.00%	$602.41	-39.76%
$40.00	-60.00%	$481.93	-51.81%
$30.00	-70.00%	$361.45	-63.86%
$20.00	-80.00%	$240.96	-75.90%
$10.00	-90.00%	$120.48	-87.95%
$0.00	-100.00%	$0.00	-100.00%

(1) Hypothetical total return on securities at maturity = hypothetical payment at maturity per security minus $1,000 stated principal amount per security, divided by $1,000 stated principal amount per security

Example 1—Upside Scenario A. The hypothetical final share price is $105.00 (a 5.00% increase from the hypothetical initial share price), which is greater than the hypothetical final buffer price.

Payment at maturity per security = $1,000 + the fixed return amount

= $1,000 + $100.00

= $1,100.00

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security plus the fixed return amount, or $1,100.00 per security.

Example 2—Upside Scenario B. The hypothetical final share price is $150.00 (a 50.00% increase from the hypothetical initial share price), which is greater than the hypothetical final buffer price.

Payment at maturity per security = $1,000 + the fixed return amount

= $1,000 + $100.00

= $1,100.00

March 2023	PS-4

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on Shares of the Financial Select Sector SPDR® Fund Due April 1, 2024

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security plus the fixed return amount, or $1,100.00 per security. In this scenario, the fixed return percentage is less than the appreciation of the underlying shares, and as a result an investment in the securities would underperform a direct investment in the underlying shares.

Example 3—Upside Scenario C. The hypothetical final share price is $95.00 (a 5.00% decrease from the hypothetical initial share price), which is greater than the hypothetical final buffer price.

Payment at maturity per security = $1,000 + the fixed return amount

= $1,000 + $100.00

= $1,100.00

Because the underlying shares depreciated from the hypothetical initial share price to the hypothetical final share price by less than the 17.00% buffer percentage, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security plus the fixed return amount, or $1,100.00 per security.

Example 4—Downside Scenario A. The hypothetical final share price is $70.00 (a 30.00% decrease from the hypothetical initial share price), which is less than the hypothetical final buffer price.

What you would receive at maturity per security = A number of underlying shares of the underlying equal to the equity ratio (or, in our sole discretion, cash in an amount equal to the equity ratio × the hypothetical final share price)

= 12.04819 underlying shares of the underlying, with an aggregate cash value (based on the hypothetical final share price) of $843.37

In this scenario, the hypothetical final share price is less than the hypothetical final buffer price. As a result, you would not be repaid the stated principal amount of your securities at maturity but, instead, would receive a number of underlying shares of the underlying (or, in our sole discretion, cash based on the value thereof) worth less than your initial investment.

If the final share price is less than the final buffer price, we will have the option to deliver to you on the maturity date either a number of underlying shares of the underlying equal to the equity ratio or the cash value of those underlying shares based on their final share price. The value of those underlying shares on the maturity date may be different than their final share price.

Example 5—Downside Scenario B. The hypothetical final share price is $30.00 (a 70.00% decrease from the hypothetical initial share price), which is less than the hypothetical final buffer price.

What you would receive at maturity per security = A number of underlying shares of the underlying equal to the equity ratio (or, in our sole discretion, cash in an amount equal to the equity ratio × the hypothetical final share price)

= 12.04819 underlying shares of the underlying, with an aggregate cash value (based on the hypothetical final share price) of $361.45

In this scenario, the hypothetical final share price is less than the hypothetical final buffer price. As a result, you would not be repaid the stated principal amount of your securities at maturity but, instead, would receive a number of underlying shares of the underlying (or, in our sole discretion, cash based on the value thereof) worth less than your initial investment.

If the final share price is less than the final buffer price, we will have the option to deliver to you on the maturity date either a number of underlying shares of the underlying equal to the equity ratio or the cash value of those underlying shares based on their final share price. The value of those underlying shares on the maturity date may be different than their final share price.

It is possible that the final share price will be less than the final buffer price, such that you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity.

March 2023	PS-5

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on Shares of the Financial Select Sector SPDR® Fund Due April 1, 2024

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying shares. If the final share price is less than the final buffer price, you will not be repaid the stated principal amount of your securities at maturity but, instead, will receive underlying shares of the underlying (or, in our sole discretion, cash based on the value thereof) that will be worth less than your initial investment in the securities and may be worth nothing. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

We may elect, in our sole discretion, to pay you cash at maturity in lieu of delivering any underlying shares of the underlying. If we elect to pay you cash at maturity in lieu of delivering any underlying shares of the underlying, the amount of that cash may be less than the market value of the underlying shares on the maturity date because the market value will likely fluctuate between the valuation dates and the maturity date. Conversely, if we do not exercise our cash election right and instead deliver underlying shares of the underlying to you on the maturity date, the market value of such underlying shares may be less than the cash amount you would have received if we had exercised our cash election right. We will have no obligation to take your interests into account when deciding whether to exercise our cash election right.

▪	The initial index level, which was set on the strike date, may be higher than the closing level of the underlying index on the pricing date. If the closing level of the underlying index on the pricing date is less than the initial index level that was set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial index level set on the pricing date.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the fixed return at maturity of 10.00%. If the underlying shares appreciate by more than the fixed return at maturity, the securities will underperform a direct investment in the underlying shares. Your return on the securities could underperform a direct investment in the underlying shares even if the underlying shares appreciate by less than the fixed return at maturity because, unlike a direct investment in the underlying shares, investors in the securities will not receive any dividends paid on the underlying shares over the term of the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	You will not receive dividends or have any other rights with respect to the underlying unless and until you receive underlying shares of the underlying at maturity. You will not receive any dividends with respect to the underlying unless and until you receive underlying shares of the underlying at maturity. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlying or the stocks included in the underlying.

▪	The payment at maturity on the securities is based on the arithmetic average of the closing price of the underlying shares on the five final valuation dates. As a result, you are subject to the risk that the closing price of the underlying shares on those five final valuation dates will result in a less favorable return than you would have received had the final share price been based on the closing price on other days during the term of the securities. If you had invested in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, you might have achieved better returns. In addition, because the final share price is based on the average over the five final valuation dates, your return on the securities may be less favorable than it would have been if it were based on the closing price of the underlying shares on only one of those five final valuation dates.

March 2023	PS-6

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on Shares of the Financial Select Sector SPDR® Fund Due April 1, 2024

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and the securities held by the underlying share issuer and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

March 2023	PS-7

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on Shares of the Financial Select Sector SPDR® Fund Due April 1, 2024

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the securities held by the underlying share issuer, the dividend yields on the underlying shares and the securities held by the underlying share issuer, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The index tracked by the Financial Select Sector SPDR® Fund underwent a significant change on September 16, 2016 and, as a result, the index tracked by the Financial Select Sector SPDR® Fund will differ in important ways from the index tracked by the Financial Select Sector SPDR® Fund in the past. The Financial Select Sector SPDR® Fund seeks to track the Financial Select Sector Index. S&P Dow Jones Indices LLC announced that, on September 16, 2016 (the “rebalance date”), the Financial Select Sector Index would be reconstituted by eliminating the stocks of real estate management and development companies and real estate investment trusts (“REITs”) (other than mortgage REITs) (“real estate stocks”). In connection with this change, the Financial Select Sector SPDR® Fund contributed all of its real estate stocks to the Real Estate Select Sector SPDR Fund (“XLRE”) in exchange for shares of XLRE and, on September 19, 2016, the Financial Select Sector SPDR® Fund made an in-kind distribution of the XLRE shares to its shareholders. As a result of this distribution, the Financial Select Sector SPDR® Fund no longer holds real estate stocks and tracks the performance of only those financial services company stocks (which exclude real estate stocks) that remain in the Financial Select Sector Index.

As of September 16, 2016, according to information published by the Financial Select Sector SPDR® Fund, the XLRE shares held by the Financial Select Sector SPDR® Fund represented approximately 18.8% of its total assets. Accordingly, prior to the rebalance date, real estate stocks accounted for a significant percentage of the Financial Select Sector SPDR® Fund’s holdings and, therefore, after the rebalance date, the Financial Select Sector SPDR® Fund tracks a portfolio of stocks that differs meaningfully from the portfolio that it tracked prior to the rebalance date. When evaluating the historical performance of the Financial Select Sector SPDR® Fund contained in this pricing supplement, you should bear in mind that the index tracked by the Financial Select Sector SPDR® Fund included a different composition of stocks during the historical period shown than it will include going forward. The historical performance of the Financial Select Sector SPDR® Fund might have been meaningfully different had the index tracked by the Financial Select Sector SPDR® Fund included during the historical period the same composition of stocks as it includes after the rebalance date.

The changes to the Financial Select Sector SPDR® Fund described above represent a significant change in the nature of the Financial Select Sector SPDR® Fund. We cannot predict what effect these changes may have on the performance of the Financial Select Sector SPDR® Fund. It is possible that these changes could adversely affect the performance of the Financial Select Sector SPDR® Fund and, in turn, your return on the securities.

▪	The Financial Select Sector SPDR® Fund is subject to risks associated with the financial services sector. All or substantially all of the securities held by the Financial Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the financial services sector, including companies from the following sub-industries: banks, thrifts and mortgage finance, diversified financial services, consumer finance, capital markets, mortgage REITs and insurance. Because the value of the securities is linked to the performance of the Financial Select Sector SPDR® Fund, an investment in the securities will be subject to concentrated risks relating to the financial services sector. Financial services companies are subject to extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses. Securities of financial services companies may experience a dramatic decline in value when such companies experience substantial declines in the valuations of their assets, take action to raise capital (such as the issuance of debt or equity securities), or cease operations. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments could adversely affect financial institutions engaged in mortgage finance or other lending or investing activities directly or indirectly connected to the value of real estate. Because the securities are subject to the concentrated risks affecting financial services companies, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the financial services sector than a more diversified investment.

March 2023	PS-8

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on Shares of the Financial Select Sector SPDR® Fund Due April 1, 2024

▪	The Financial Select Sector SPDR® Fund may be disproportionately affected by the performance of a small number of stocks. A significant percentage of the Financial Select Sector SPDR® Fund is invested in just a few stocks. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the price of the Financial Select Sector SPDR® Fund even if none of the other securities held by the Financial Select Sector SPDR® Fund are affected by such events. Because of the weighting of the holdings of the Financial Select Sector SPDR® Fund, the amount you receive at maturity could be less than the cash settlement amount you would have received if you had invested in a product linked to an exchange-traded fund that capped the maximum weight of any one stock to a low amount or that equally weighted all stocks held by such exchange-traded fund.

▪	Citigroup Inc. is an issuer of equity securities held by the Financial Select Sector SPDR® Fund. Citigroup Inc. is currently an issuer of equity securities held by the Financial Select Sector SPDR® Fund, but, to our knowledge, neither we nor Citigroup are currently affiliated with any other company the equity securities of which are held by the Financial Select Sector SPDR® Fund. Neither we nor Citigroup Inc. have any ability to control the actions of the other issuers of such equity securities. None of the proceeds of this offering will go to the Financial Select Sector SPDR® Fund or the other issuers of equity securities held by the Financial Select Sector SPDR® Fund, and none of those issuers are involved in the offering of the securities in any way. Neither those issuers nor Citigroup Inc. have any obligation to consider your interests as a holder of the securities in taking any corporate actions that might affect the value of your securities.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares by CGMI or its affiliates or by the placement agents or their affiliates. The fact that we are offering the securities does not mean that we believe, or that the placement agents or their affiliates believe, that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions (including short positions) in the underlying shares or the securities held by the underlying share issuer or in instruments related to the underlying shares or such securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates or the placement agents or their affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price and performance of the underlying share issuer may not completely track the performance of its underlying index or its net asset value per share. The underlying share issuer does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in the ETF underlying index. In addition, the performance of the underlying share issuer reflect additional transaction costs and fees that are not included in the calculation of its ETF underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying share issuer and its ETF underlying index. In addition, corporate actions with respect to the equity securities constituting the underlying share issuer’s ETF underlying index or held by the underlying share issuer (such as mergers and spin-offs) may impact the variance between the performance of the underlying share issuer and its ETF underlying index. Finally, because the underlying shares are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of the underlying share issuer may differ from its net asset value per share.

During periods of market volatility, securities underlying the underlying share issuer may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying share issuer and the liquidity of the underlying share issuer may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying share issuer. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying share issuer. As a result, under these circumstances, the market value of the underlying share issuer may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the underlying share issuer might not correlate with the performance of its ETF underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your return on the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the underlying shares and other financial instruments related to the underlying shares and may adjust such positions over the term of the securities. Our affiliates and the placement agents and their affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines.

▪	We and our affiliates or the placement agents or their affiliates may have economic interests that are adverse to yours as a result of our affiliates’ or their business activities. Our affiliates or the placement agents or their affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates or the placement

March 2023	PS-9

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on Shares of the Financial Select Sector SPDR® Fund Due April 1, 2024

agents or their affiliates may acquire non-public information about the underlying share issuer, which we and they will not disclose to you. Moreover, if any of our affiliates or the placement agents or their affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted and or the underlying share issuer is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying shares. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Changes made by the investment adviser to the underlying share issuer or by the sponsor of the ETF underlying index may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the ETF underlying index. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the ETF underlying index. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

March 2023	PS-10

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on Shares of the Financial Select Sector SPDR® Fund Due April 1, 2024

Information About the Financial Select Sector SPDR® Fund

The Financial Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the performance of publicly traded equity securities of companies in the Financial Select Sector Index. The Financial Select Sector Index is intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and whose primary line of business is directly associated with the financial sector, including companies from the following sub-industries: banks, thrifts and mortgage finance, diversified financial services, consumer finance, capital markets, mortgage REITs and insurance.

The Financial Select Sector SPDR® Fund is managed by The Select Sector SPDR® Trust, a registered investment company. The Select Sector SPDR® Trust consists of numerous separate investment portfolios, including the Financial Select Sector SPDR® Fund. Information provided to or filed with the SEC by The Select Sector SPDR® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The shares of the Financial Select Sector SPDR® Fund trade on the NYSE Arca under the ticker symbol “XLF.”

Please refer to the section “Fund Descriptions—The Select Sector SPDR® Funds” in the accompanying underlying supplement for additional information.

You may receive underlying shares of the Financial Select Sector SPDR® Fund at maturity. Therefore, in making your decision to invest in the securities, you should review the prospectus related to the Financial Select Sector SPDR® Fund on file at the SEC, which can be accessed via the hyperlink below.

Prospectus dated January 31, 2023: https://www.sec.gov/ix?doc=/Archives/edgar/data/1064641/000119312523016290/d435817d485bpos.htm

The contents of that prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof.

This pricing supplement relates only to the securities offered hereby and does not relate to the shares of the Financial Select Sector SPDR® Fund. We have derived all disclosures contained in this pricing supplement regarding the Financial Select Sector SPDR® Fund from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the Financial Select Sector SPDR® Fund.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Financial Select Sector SPDR® Fund is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Financial Select Sector SPDR® Fund.

Historical Information

The closing price of the shares of the Financial Select Sector SPDR® Fund on March 15, 2023 was $31.41. The graph below shows the closing price of the shares of the Financial Select Sector SPDR® Fund for each day such price was available from January 2, 2013 to March 15, 2023. We obtained the closing prices from Bloomberg L.P., without independent verification. The closing prices and other information below may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. You should not take the historical prices of the shares of the Financial Select Sector SPDR® Fund as an indication of future performance.

When evaluating the historical performance of the shares of the Financial Select Sector SPDR® Fund contained below, you should bear in mind that the index tracked by the Financial Select Sector SPDR® Fund included a different composition of stocks prior to September 16, 2016 than it includes after that date, as described under “Summary Risk Factors—The index tracked by the Financial Select Sector SPDR® Fund underwent a significant change on September 16, 2016 and, as a result, the index tracked by the Financial Select Sector SPDR® Fund will differ in important ways from the index tracked by the Financial Select Sector SPDR® Fund in the past.” The historical performance of the shares of the Financial Select Sector SPDR® Fund might have been meaningfully different had the index included, during the period prior to September 16, 2016, the same composition of stocks as it includes after that date

March 2023	PS-11

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on Shares of the Financial Select Sector SPDR® Fund Due April 1, 2024

Financial Select Sector SPDR® Fund – Historical Closing Prices January 2, 2013 to March 15, 2023

March 2023	PS-12

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on Shares of the Financial Select Sector SPDR® Fund Due April 1, 2024

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement. This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the underlying shares that you may receive at maturity. You should consult your tax adviser regarding the U.S. federal tax consequences of the ownership and disposition of the underlying shares.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity for cash), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

•	If you receive the underlying shares (and cash in lieu of any fractional shares) at maturity, you should not recognize gain or loss with respect to the underlying shares received. Instead, you should have an aggregate tax basis in the underlying shares received (including any fractional shares deemed received) equal to your basis in the securities. Your holding period for any underlying shares received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize capital loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the securities that is allocable to the fractional share.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice,

March 2023	PS-13

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on Shares of the Financial Select Sector SPDR® Fund Due April 1, 2024

exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $10.00 for each security sold in this offering. The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $10.00 for each security they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this

March 2023	PS-14

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on Shares of the Financial Select Sector SPDR® Fund Due April 1, 2024

pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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March 2023	PS-15